Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Record Fourth Quarter

Earnings, Improved Asset Quality and Strong 2006 Results

as Total Assets Approach $2 Billion

ARLINGTON, VA,Tuesday, January 23, 2007 —Virginia Commerce Bancorp, Inc. (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter 2006 Highlights:

•      Net income of $6.4 million representing a 15.3% increase over fourth quarter 2005

•      Diluted earnings per share up 12.0% to $0.28

•      Loans increased $85.0 million during the quarter, a 5.5% sequential increase

•      Total non-performing loans and loans past due 90+ days declined $3.9 million, or 49.7%

Year 2006 Highlights:

•      Net income of $24.5  million representing a 24.6% increase over 2005

•      Diluted earnings per share up 24.1% to $1.08

•      Assets, loans and deposits up 28.4%, 28.3%, and 29.1%

•      Efficiency ratio improved from 46.5% to 45.0%

•      Two new branches opened

Peter A. Converse, Chief Executive Officer, commented, “We’re quite pleased with our quarterly and annual results, especially considering the challenging banking environment we faced in 2006.  The fourth quarter results included earnings rising 15.3% over the prior year and a 50% reduction in non-performing loans and loans past due 90+ days.  For the year, net income and EPS increased over 24%, loans and deposits increased 28% and 29%, respectively, and the efficiency ratio improved to 45%.  While local deposit rates have receded somewhat since the summer, competition for deposits remains keen and net interest margin pressure continues as the key challenge for 2007.”

Converse continued, “Looking forward, we feel we can continue to report strong earnings relative to peers as we focus on strategies to counter the effect of margin pressure.  Those strategies include lower cost deposit generation via multiple promotions and employee incentives as well as increasing non-interest income.  We’re also optimistic about continued strong balance sheet growth and asset quality and our ability to continue to attract top notch talent to maintain our momentum.  Already this month, we’ve added two more seasoned, in-market commercial lenders and are continuing to beef up our residential mortgage loan operation.  In fact, we’re looking to significantly increase our mortgage loan origination volume this year which, despite some necessary build-up in support infrastructure, still should add nicely to that department’s contribution to non-interest income.  And finally, we will be expanding our presence into new markets with at least five new branches this year starting with the first in April.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Fourth quarter earnings of $6.4 million increased $852 thousand, or 15.3%, over 2005 fourth quarter earnings of $5.6 million. On a diluted per share basis, fourth quarter earnings were $0.28 compared to $0.25 for the fourth quarter of 2005, an increase of 12.0%. For the year ended December 31, 2006, earnings of $24.5 million represent a 24.6% increase over the $19.7 million earned for the same period in 2005, with diluted earnings per share of $1.08 increasing 24.1%. The increases in net income, for both the quarter and the year were due primarily to 12.7% and 21.4% increases in net interest income and continued strong expense control.

Net Interest Income

Net interest income for the fourth quarter of $17.8 million was up 12.7%, compared with $15.8 million for the same quarter last year, due to strong loan growth as the net interest margin decreased from 4.34% in the fourth quarter of 2005, to 3.84% for the current three-month period. For the year, net interest income of $68.8 million is up 21.4%, compared to $56.7 million in 2005, again due to strong loan growth as the net interest margin declined from 4.30% in 2005 to 4.07%.

The declines in the net interest margin are the result of significantly higher short-term rates on savings, money market and time deposit accounts, a continuing shift of funds from lower rate interest-bearing checking accounts, and continuing strong competition for deposits in the local market. These factors resulted in a 121 basis point increase in the cost of funds year-over-year, while the Company’s yield on interest-earning assets rose to a lesser extent, by 84 basis points. Although management expects some further margin decline in the first half of 2007, the rate of compression is decelerating.

Non-Interest Income

Non-interest income for the fourth quarter of just over $2.0 million was generally unchanged from the $2.0 million for the same period in 2005, while increasing $647 thousand, or 9.7%, year-over-year to $7.3 million in 2006. For the fourth quarter, lower levels of service charges and fees, as a result of lower income from lockbox operations, were offset by higher levels of fees and net gains on mortgage loans held-for-sale, and higher investment services commissions. For the year, service charges and fees, investment services commissions, and other income sources all increased while fees and net gains from mortgage lending activities were down $248 thousand, on a slightly lower level of total originations. Management expects mortgage lending activities to increase in 2007 with the addition of several new loans officers in the fall of 2006.

Non-Interest Expense

Non-interest expense increased $774 thousand, or 9.3%, from $8.3 million in the fourth quarter of 2005, to $9.1 million in the current period, and increased $4.8 million, or 16.4%, from $29.5 million in 2005, to $34.3 million for the year ended December 31, 2006.  These year-over-year increases were due to the opening of the Bank’s nineteenth and twentieth branch locations in January and August 2006, the hiring of additional loan and business development officers and other staffing and facilities expansion to support the significant levels of loan and deposit growth. However, net interest income growth and containment of expenses associated with the two new branches and overall expansion, resulted in the efficiency ratio improving from 46.5% in 2005, to 45.0% in 2006. Management expects the efficiency ratio will increase slightly in 2007 with at least five new branch locations to be opened.

Loans

Since December 31, 2005, loans, net of allowance for loan losses, have increased $359.6 million, or 28.3%, from $1.3 billion to $1.6 billion. Growth occurred in most categories, with real estate construction loans and non-farm, non-residential real estate loans reflecting the largest dollar increases, while efforts to increase commercial lending resulted in a 55.9% year-over-year increase. During the three months ended December 31, 2006, loans increased $85.0 million, or 5.5%, with commercial loans increasing $26.1 million, one-to-four family residential loans increasing $25.2 million and real estate construction and non-farm, non-residential real estate growing by $29.7 million. The Company expects loan growth will continue to be strong in 2007, with a continuing emphasis on increasing the commercial loan portfolio.

Deposits

Over the past twelve months, deposits have increased $362.4 million, or 29.1%, from $1.2 billion to $1.6 billion, with savings and interest-bearing demand deposits increasing $109.9 million, time deposits growing by $254.1 million, and demand deposits mostly unchanged. During the three months ended December 31, 2006, deposits increased $38.5 million with a $52.4 million increase in savings and interest-bearing demand deposits, a $24.3 million increase in time deposits, and a $38.2 million decrease in demand deposits, as title company account balances fell.

The growth in time deposits in 2006 has been supported by special advertised rates for maturities ranging from six to thirteen months, while the growth in savings and money market accounts were the result of new product offerings that were also supported by special advertised rates, as strong regional competition for deposits has necessitated “paying up” for deposit growth to help fund strong loan demand. This competitive factor, high short-term interest rates, and as noted earlier, the shift of funds from lower rate interest-bearing checking accounts, all contributed to the lower net interest margin. Management expects these funding challenges will continue into 2007.

Repurchase Agreements and Federal Funds Purchased

With loan growth outpacing deposit growth for both the year and the fourth quarter, the resulting funding gap was bridged with increases in repurchase agreements and Fed funds purchased of $23.6 million and $37.0 million, respectively.

Asset Quality and Provisions For Loan Losses

Non-performing loans and loans past due 90+ days decreased by $3.9 million, or 49.7%, from $7.8 million at September 30, 2006, to $3.9 million at year-end. The decrease in the fourth quarter was due primarily to a $4.8 million loan being paid current. As a result, the level of non-performing loans and loans past due 90+ days to total assets is now .20% versus .42% the prior quarter and remains significantly below peer.  Net charge-offs of $126 thousand for the year, or .01% of average loans outstanding,  were down from $352 thousand in 2005 and also well below peer.

The provision for loan losses was $1.0 million for the fourth quarter of 2006 compared to $960 thousand in 2005, and as compared to $1.4 million for the three months ended September 30, 2006. For the year, provisions were $4.4 million versus $3.8 million in 2005. These provisions are consistent with loan growth, the levels of non-performing loans and loans past due 90+ days, and other identified potential problem loans which, although well-secured and currently performing, also require higher levels of reserves. Other identified potential problem loans declined slightly from the prior quarter to $11.6 million at December 31, 2006. Of this amount, $6.2 million is still related to a single borrower in commercial subcontracting experiencing cash flow problems which relate to expansion of production capacity in anticipation of revenue increases which have not yet materialized.  A plan to reduce overhead to current operating levels and curtail debt though the sale of non-operating assets has been implemented to resolve this situation.

Stockholders’ Equity

Stockholders’ equity increased $28.0 million, or 25.1%, from $111.8 million at December 31, 2005, to $139.8 million at December 31, 2006, due to earnings growth, $2.4 million in net proceeds and tax benefits from the exercise of options and warrants by company directors, officers and employees, and an increase in other comprehensive income of $853 thousand.  On May 12, 2006, a three-for-two split in the form of a 50% stock dividend was paid, increasing the number of shares outstanding by 7.1 million to 21.5 million as of year-end.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on January 23, 2007, at 11:00 a.m. Eastern Daylight Time to discuss the fourth quarter and year-end 2006 financial results. The public is invited to listen to this conference call by dialing 866-283-8244 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on January 23, 2007, until 11:59 p.m. Eastern Daylight Time on January 30, 2007. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1024984.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank (the “Bank”), a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty branch offices, two residential mortgage offices and two investment services offices, principally to individuals and small to medium-size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	% Change	2006	2005	% Change
Summary Operating Results:
Interest and dividend income	$34,920	$25,091	39.2%	$125,292	$86,478	44.9%
Interest expense	17,066	9,249	84.5%	56,487	29,811	89.5%
Net interest and dividend income	17,854	15,842	12.7%	68,805	56,667	21.4%
Provision for loan losses	1,026	960	6.9%	4,406	3,772	16.8%
Non-interest income	2,033	2,016	0.8%	7,323	6,676	9.7%
Non-interest expense	9,060	8,286	9.3%	34,289	29,466	16.4%
Income before income taxes	9,801	8,612	13.8%	37,433	30,105	24.3%
Net income	$6,431	$5,579	15.3%	$24,508	$19,667	24.6%

Performance Ratios:
Return on average assets	1.34%	1.49%		1.40%	1.45%
Return on average equity	18.74%	20.35%		19.51%	19.44%
Net interest margin	3.84%	4.34%		4.07%	4.30%
Efficiency ratio (1)	45.56%	46.39%		45.04%	46.52%

Per Share Data: (2)
Net income-basic	$0.30	$0.27	11.1%	$1.14	$0.93	22.6%
Net income-diluted	$0.28	$0.25	12.0%	$1.08	$0.87	24.1%
Average number of shares outstanding:
Basic	21,539,763	21,054,607		21,384,837	21,016,032
Diluted	22,634,051	22,558,206		22,615,346	22,483,714

	As of December 31,
	2006	2005	% Change

Selected Balance Sheet Data:
Loans, net	$1,629,827	$1,270,255	28.3%
Investment securities	234,203	173,053	35.3%
Assets	1,949,082	1,518,425	28.4%
Deposits	1,605,941	1,243,506	29.1%
Stockholders’ equity	139,851	111,818	25.1%
Book value per share (2)	$6.49	$5.31	22.2%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	10.53%	10.97%
Bank	7.83%	8.12%
Total qualifying capital:
Company	11.57%	12.42%
Bank	11.34%	12.27%

Asset Quality
Non-performing loans:
Impaired loans	$3,910	$1,980
Non-accrual loans	10	14
Total non-performing loans	$3,920	$1,994
Loans 90+ days past due and still accruing	—	7
Total non-performing loans, past due loans	$3,920	$2,001

Non-performing loans
to total loans:	0.24%	0.15%
to total assets:	0.20%	0.13%
Non-performing loans and past due loans
to total loans:	0.24%	0.15%
to total assets:	0.20%	0.13%
Allowance for loan losses to total loans	1.10%	1.07%
Net charge-offs (recoveries)	$126	$352
Net charge-offs to average loans outstanding	0.01%	0.03%

	As of December 31,
	2006	2005	% Change

Loan Portfolio:
Commercial	$190,527	$122,243	55.9%
Real estate-one-to-four family residential	193,247	160,355	20.5%
Real estate-multi-family residential	57,913	58,567	-1.1%
Real estate-nonfarm, nonresidential	689,110	559,866	23.1%
Real estate-construction	515,040	380,997	35.2%
Consumer	6,997	7,386	-5.3%
Total loans	$1,652,834	$1,289,414	28.2%
Less unearned income	4,906	5,338	-8.1%
Less allowance for loan losses	18,101	13,821	31.0%
Loans, net	$1,629,827	$1,270,255	28.3%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$174,073	$116,624	49.3%
Domestic corporate debt obligations	6,055	6,043	0.2%
Obligations of states and political Subdivisions	3,659	1,352	170.6%
Restricted stock:
Federal Reserve Bank	1,442	1,442	0.0%
Federal Home Loan Bank	3,034	2,277	33.2%
Community Bankers’ Bank	55	55	0.0%
	$188,318	$127,793	47.4%
Held-to-maturity:
U.S. Government Agency obligations	$35,520	$35,798	-0.8%
Obligations of states and political Subdivisions	10,365	8,963	15.6%
Domestic corporate debt obligations	—	499	n/a
	$45,885	$45,260	1.4%

(1)          Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income.

(2)          Adjusted to give effect to a three-for-two stock split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
As of December 31,
(Unaudited)

	2006	2005
Assets
Cash and due from banks	$34,989	$32,607
Interest-bearing deposits with other banks	1,079	1,035
Securities (fair value: 2006, $233,401; 2005, $172,102)	234,203	173,053
Loans held-for-sale	7,796	12,548
Loans, net of allowance for loan losses of $18,101 in 2006 and $13,821 in 2005	1,629,827	1,270,255
Bank premises and equipment, net	9,273	7,534
Accrued interest receivable	9,315	6,550
Other assets	22,600	14,843
Total assets	$1,949,082	$1,518,425
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$186,939	$188,554
Savings and interest-bearing demand deposits	459,495	349,566
Time deposits	959,507	705,386
Total deposits	$1,605,941	$1,243,506
Securities sold under agreement to repurchase and federal funds purchased	148,871	111,794
Trust preferred capital notes	44,344	44,344
Accrued interest payable	5,923	3,003
Other liabilities	4,152	3,960
Commitments and contingent liabilities	—	—
Total liabilities	$1,809,231	$1,406,607
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and un-issued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2006, 21,560,253; 2005, 14,049,602	21,560	14,050
Surplus	31,231	36,066
Retained earnings	87,744	63,239
Accumulated other comprehensive loss, net	(684)	(1,537)
Total stockholders’ equity	$139,851	$111,818
Total liabilities and stockholders’ equity	$1,949,082	$1,518,425

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Interest and dividend income:
Interest and fees on loans	$31,876	$23,161	$115,405	$79,614
Interest and dividends on investment securities:
Taxable	2,433	1,558	8,225	5,726
Tax —exempt	65	60	245	238
Dividends	68	51	276	203
Interest on deposits with other banks	16	10	55	30
Interest on federal funds sold	462	251	1,086	667
Total interest and dividend income	$34,920	$25,091	$125,292	$86,478

Interest expense:
Deposits	$14,918	$8,075	$48,152	$26,432
Securities sold under agreement to repurchase and federal funds purchased	1,352	749	4,730	1,710
Other borrowed funds	—	49	506	423
Trust preferred capital notes	796	376	3,099	1,246
Total interest expense	$17,066	$9,249	$56,487	$29,811

Net interest income:	$17,854	$15,842	$68,805	$56,667
Provision for loan losses	1,026	960	4,406	3,772
Net interest income after provision for loan losses	$16,828	$14,882	$64,399	$52,895

Non-interest income:
Service charges and other fees	$836	$1,013	$3,226	$2,553
Non-deposit investment services commissions	203	124	621	456
Fees and net gains on loans held-for-sale	859	794	3,058	3,306
Other	135	85	418	361
Total non-interest income	$2,033	$2,016	$7,323	$6,676

Non-interest expense:
Salaries and employee benefits	$5,333	$4,898	$19,911	$17,321
Occupancy expense	1,444	1,268	5,448	4,479
Data processing expense	521	432	1,954	1,553
Other operating expense	1,762	1,688	6,976	6,113
Total non-interest expense	$9,060	$8,286	$34,289	$29,466

Income before taxes on income	$9,801	$8,612	$37,433	$30,105
Provision for income taxes	3,370	3,033	12,925	10,438
Net Income	$6,431	$5,579	$24,508	$19,667

Earnings per common share, basic (1)	$0.30	$0.27	$1.14	$0.93
Earnings per common share, diluted (1)	$0.28	$0.25	$1.08	$0.87

(1) Adjusted to give effect to a three-for-two stock split in the form of a 50% stock dividend in May 2006.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended December 31,

(Unaudited)

	2006			2005
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$221,753	$2,566	4.66%	$174,631	$1,669	3.86%
Loans, net of unearned income (2)	1,590,753	31,876	7.85%	1,249,704	23,161	7.25%
Interest-bearing deposits in other banks	1,071	16	5.81%	1,030	10	3.99%
Federal funds sold	35,476	462	5.10%	25,925	251	3.79%
Total interest-earning assets	$1,849,053	$34,920	7.50%	$1,451,290	$25,091	6.86%
Other assets	61,468			38,289
Total Assets	$1,910,521			$1,489,579

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$154,034	$630	1.62%	$205,615	$872	1.68%
Money market accounts	232,338	2,269	3.87%	121,961	635	2.06%
Savings accounts	49,021	450	3.65%	20,591	28	0.54%
Time deposits	942,160	11,569	4.87%	720,308	6,540	3.60%
Total interest-bearing deposits	$1,377,553	$14,918	4.30%	$1,068,475	$8,075	3.00%
Securities sold under agreement to repurchase and federal funds purchased	135,912	1,352	3.95%	89,250	749	3.33%
Other borrowed funds	—	—	—	4,565	49	4.24%
Trust preferred capital notes	43,000	796	7.24%	21,261	376	6.91%
Total interest-bearing liabilities	$1,556,465	$17,066	4.35%	$1,183,551	$9,249	3.10%
Demand deposits and other liabilities	217,913			197,252
Total liabilities	$1,774,378			$1,380,803
Stockholders’ equity	136,143			108,776
Total liabilities and stockholders’ equity	$1,910,521			$1,489,579
Interest rate spread			3.15%			3.76%
Net interest income and margin		$17,854	3.84%		$15,842	4.34%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.4 million and $1.1 million for the three months ended December 31, 2006, and 2005, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Year Ended December 31,

(Unaudited)

	2006			2005
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$199,658	$8,746	4.42%	$168,733	$6,167	3.70%
Loans, net of unearned income (2)	1,470,264	115,405	7.85%	1,128,801	79,614	7.05%
Interest-bearing deposits in other banks	1,055	55	5.20%	1,020	30	2.95%
Federal funds sold	21,972	1,086	4.88%	19,599	667	3.40%
Total interest-earning assets	$1,692,949	$125,292	7.41%	$1,318,153	$86,478	6.57%
Other assets	54,029			35,800
Total Assets	$1,746,978			$1,353,953

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$174,853	$2,880	1.65%	$207,053	$3,422	1.65%
Money market accounts	195,482	6,879	3.52%	110,623	1,988	1.80%
Savings accounts	26,934	608	2.26%	20,497	112	0.55%
Time deposits	843,661	37,785	4.48%	633,572	20,910	3.30%
Total interest-bearing deposits	$1,240,930	$48,152	3.88%	$971,745	$26,432	2.72%
Securities sold under agreement to repurchase and federal funds purchased	118,092	4,730	4.01%	63,342	1,710	2.70%
Other borrowed funds	9,726	506	5.13%	13,759	423	3.07%
Trust preferred capital notes	43,000	3,099	7.11%	18,822	1,246	6.62%
Total interest-bearing liabilities	$1,411,748	$56,487	4.00%	$1,067,668	$29,811	2.79%
Demand deposits and other liabilities	209,642			185,134
Total liabilities	$1,621,390			$1,252,802
Stockholders’ equity	125,588			101,151
Total liabilities and stockholders’ equity	$1,746,978			$1,353,953
Interest rate spread			3.41%			3.78%
Net interest income and margin		$68,805	4.07%		$56,667	4.30%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $5.4 million and $4.0 million for the year ended December 31, 2006, and 2005, respectively.